Exhibit 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 6, 2011, with respect to the consolidated financial statements for the year ended July 31, 2011, included in the Annual Report on Form 10-K of Genie Energy Ltd. (a Delaware corporation) and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Genie Energy Ltd. and Subsidiaries on Form S-8 (File No. 333-177565, effective October 27, 2011).

/s/ ZWICK & BANYAI, PLLC

Southfield, Michigan
March 17, 2014